Exhibit 99.1
Repros Therapeutics Inc. Announces $15.6 Million Financing
Repros Will Add Two New Directors to its Board of Directors
THE WOODLANDS, Texas—(BUSINESS WIRE)—Repros Therapeutics Inc. (NasdaqGM:RPRX) today announces that it has entered into definitive agreements to sell an aggregate of 2.4 million shares of its common stock at a purchase price of $6.50 per share for an aggregate $15.6 million financing under its previously announced shelf registration statement. The Company intends to close all of the sales on Friday, October 3, 2008. As of September 29, 2008, excluding any proceeds from this offering, Repros had cash and cash equivalents of approximately $9.4 million.
Efficacy Capital, the Company’s largest stockholder, is purchasing 1,846,154 shares, and an existing institutional stockholder of the Company is purchasing 550,000 shares.
Efficacy Capital and the other institutional purchaser will each receive a Purchase Option allowing Efficacy Capital to purchase from the Company up to $7.5 million of additional shares and the other institutional purchaser to purchase from the Company up to $2.5 million of additional shares of the Company’s Common Stock at the greater of the fair market value of the Company’s shares at the time of exercise or $7.80 per share. The Purchase Option becomes exercisable at such time as the Company has less than $10 million in cash and cash equivalents and expires on September 29, 2009. Efficacy Capital and the other institutional purchaser will also receive a Right of First Offer on certain future sales of the Company’s securities up to their pro rata ownership in the Company.
Additionally, Efficacy Capital’s Standstill Agreement with Repros will be modified to permit Efficacy Capital to own up to 40% of the Company’s outstanding shares of stock, along with the Company’s Rights Agreement, and to permit Efficacy Capital to designate two directors of the Company’s Board of Directors.
The Company also announces that Mark Lappe, a Managing Partner of Efficacy Capital, and John C. Reed, M.D., Ph.D., President and CEO of Burnham Institute for Medical Research are joining the Company’s Board of Directors. Dr. Reed was recognized as one of the 10 most cited researchers in general biomedicine for the decade 1995 to 2005. He serves on the editorial boards of over 10 scientific journals and the Board of Directors of Isis Pharmaceuticals. He also served on the Board of Directors of two recently acquired companies, Pharmion and Stratagene. Dr. Reed is purchasing the remaining 3,846 shares in this offering.
The Company plans to use the proceeds from the financing to fund its research and development activities, including the ongoing pivotal Phase 3 trials of its lead product candidate, Proellex®, as a pre-surgical short course treatment of anemia associated with uterine fibroids and as a chronic treatment of uterine fibroids and endometriosis and for working capital and general corporate purposes.
“The Board of Directors and I are pleased that Efficacy Capital and one of our existing institutional shareholders increased their substantial ownership and that Mark Lappe has decided to join our Board. We welcome Dr. John Reed as well, and believe that these additions to our Board will help us to advance our lead Proellex program and also our ongoing development efforts with Androxal,” stated Joe Podolski, Repros’ President and Chief Executive Officer.
“Prior to our decision to participate in this financing, Efficacy Capital entered into a Confidentiality Agreement with Repros and reviewed the Proellex data, including regulatory correspondences,” stated Mark Lappe, Managing Partner, Efficacy Capital. “With this substantial commitment of capital to the Company and the intent to provide additional capital if necessary under the Purchase Option and Right of First Offer, we look forward to participating in the ongoing development and commercialization of this important product.”
“This is an exciting time in the history of Repros,” said Dr. John Reed. “I am honored to join the Board and hope to contribute to helping the company navigate their way to a successful approval of their lead product Proellex for several indications in women’s health.”
For more information concerning the provisions contained in the Common Stock Purchase Agreement, please see the Company’s Report on Form 8-K regarding this financing.
About Repros Therapeutics
Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.
Our lead drug, Proellex®, is a selective blocker of the progesterone receptor and is being developed for the treatment of symptoms associated with uterine fibroids and endometriosis. We are also developing Proellex as a short course pre-surgical treatment for anemia associated with excessive menstrual bleeding related to uterine fibroids. There is no currently-approved effective long-term orally administered drug treatment for uterine fibroids or endometriosis. In the United States alone, 300,000 women per year undergo a hysterectomy as a result of severe uterine fibroids.
Our second product candidate, Androxal®, is a single isomer of clomiphene citrate and is an orally active proprietary small molecule compound. We are developing Androxal for men of reproductive age with low testosterone levels who want to improve or maintain their fertility and/or sperm function while being treated for low testosterone. We are also developing Androxal for men with low testosterone and adult-onset idiopathic hypogonadotrophic hypogonadism (“AIHH”) with concomitant plasma glucose and lipid elevations, all of which are components of Metabolic Syndrome.
Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to raise additional capital in a timely manner and on acceptable terms or at all, Repros’ ability to have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such studies, limited patient populations of clinical studies to date and the possibility that final data may not be consistent with interim data and such other risks which are identified in the Company’s most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
For more information, please visit the Company’s website at http://www.reprosrx.com.
Contacts
Repros Therapeutics Inc.
Joseph S. Podolski, 281-719-3447
President & CEO